Exhibit 99.1

TRIMBLE NAVIGATION OFFERS TO ACQUIRE ALL SHARES IN BUILDING

INFORMATION MODELING (“BIM”) LEADER TEKLA CORPORATION

SUNNYVALE, Calif., May 9, 2011 – Trimble Navigation Limited (“Trimble”) today announced a public tender offer, to be made by its subsidiary Trimble Finland Oy, for all issued and outstanding shares in Tekla Corporation (“Tekla”) for EUR 15.00 per share in cash representing an aggregate equity purchase price of approximately EUR 337 million (or approximately $489 million), and an enterprise value of EUR 311 million (or approximately $451 million). The consideration represents a premium of 52 percent to the closing price of Tekla shares on NASDAQ OMX Helsinki Ltd on May 6, 2011, the last trading day before this announcement. The Board of Directors of Tekla may, pursuant to the authorization granted by the annual general meeting held on April 6, 2011, resolve to distribute additional dividends or other funds to its shareholders in the maximum amount of EUR 18 million, or up to EUR 0.80 per share, before the completion of the tender offer. If this occurs prior to the completion of the tender offer, it would result in an equal reduction in the above stated per share offer price of up to EUR 0.80 per share.

Tekla is a leading provider of Building Information Modeling (“BIM”) software, with more than 5,000 customers worldwide in the construction industry. Tekla also offers model driven solutions for customers in the infrastructure and energy industries (in particular energy distribution, public administration and civil engineering and utilities). Headquartered in Espoo, Finland, with a U.S. office in Atlanta, Georgia, Tekla has approximately 500 employees and operations in 15 countries worldwide.

Tekla today announced first quarter 2011 revenue of EUR 15.79 million, with operating margins of 19 percent and earnings per share of 0.09 euros. In fiscal 2010, Tekla reported revenues of approximately EUR 58 million, including approximately EUR 52 million in software license and support revenues. This represented revenue growth of 16 percent as compared to fiscal 2009. Operating income for fiscal 2010 before depreciation and amortization was EUR 12 million, representing an operating margin of 20 percent.

“Trimble’s offer represents an attractive value to Tekla’s shareholders and reflects Tekla’s improving business and financial performance while providing an outstanding opportunity to accelerate Tekla’s global growth. Given the strategic reasons outlined below and our common product vision, significant value to the customer is to be gained if Tekla becomes a part of the Trimble organization. The board of directors and the management of Tekla are of the opinion that this is a beneficial development for Tekla’s shareholders, customers and employees,” said Olli-Pekka Laine, Tekla’s chairman of the board.

Strategic Rationale

The integration of Tekla’s BIM software solutions with Trimble’s building construction estimating, project management and BIM-to-field solutions will enable a compelling set of productivity solutions for contractors around the world. Additionally, Tekla’s infrastructure and energy solutions will complement Trimble’s growing portfolio of utilities and municipalities solutions. Clients around the world will benefit from dedicated workflows and productivity solutions that are unmatched in the construction industry today. Additionally, Trimble’s significant global customer base will immediately extend Tekla’s customer reach, while Tekla’s global presence in the building and construction market will bolster Trimble’s own customer reach.

“The addition of Tekla will enhance Trimble’s current construction software portfolio by expanding our BIM capabilities,” said Steven W. Berglund, Trimble’s president and chief executive officer. “The ability to integrate data throughout a project lifecycle, while eliminating costs through better accuracy and interoperability, is key to our customers’ success. BIM is becoming a strategic element in accomplishing this. Tekla and Trimble’s combined solutions will enable us to provide our customers with the broadest and most sophisticated BIM capability available today,” Berglund concluded.

BIM is a process being rapidly adopted by the world’s construction, engineering, and architectural communities to produce, communicate and analyze building models. Trimble’s BIM focus is on the deployment of integrated solutions for the contracting community, with enhanced use further in the construction process including “BIM to field”. Trimble’s “BIM to field” vision extends the design data created in the office down to field level systems for precise delivery of design and construction elements. The result is a more efficient and accurate project, enabled through the collaboration of the project’s trade groups, interconnected through the use of office and field tools.

Financial Implications

Excluding the earnings per share impact of a one-time, non-cash write-down on a portion of Tekla’s existing deferred revenue of ($0.06) per share driven by US GAAP purchase accounting rules, the transaction is expected to be immediately accretive to Trimble’s projected 2011 non-GAAP earnings per share by $0.01 to $0.03 per share. Trimble expects the acquisition to be accretive to its projected 2012 non-GAAP earnings per share by $0.08 to $0.10 per share.

Transaction Financing

Trimble and Trimble Finland intend to finance the purchase of the Tekla shares through the use of internally generated cash and a new credit facility of $1.1 billion. The facility has terms and conditions for draw-downs that are typical in financing of this kind. The terms and conditions are not expected to have any effect of the completion of the Tender Offer. A detailed description of the Credit Agreement can be found in Trimble’s Current Report on Form 8-K filed with the SEC on May 9, 2011.

Trimble or its subsidiaries, including Trimble Finland, do not hold any shares or other securities issued by Tekla on the date of this announcement. Based on its assessment of the respective businesses and scope of operations of Trimble and Tekla, Trimble and Trimble Finland do not expect any competition or other regulatory filings to be required for the completion of the Tender Offer.

The completion of the tender offer is subject to, among other things, Trimble Finland obtaining more than 90 percent of the issued and outstanding shares and voting rights of Tekla on a fully diluted basis, the receipt of all regulatory approvals, no material adverse change occurring, and such further conditions as are more fully described in the principal terms and conditions of the Tender Offer included in the Annex below.

The Tender Offer

Trimble and Tekla have on May 8, 2011 entered into a combination agreement, according to which Trimble Finland Oy (“Trimble Finland” or the “Offeror”), a wholly owned subsidiary of Trimble, will make a public tender offer to purchase all the issued and outstanding shares in Tekla that are not owned by Tekla itself. Pursuant to the agreement, the offer period for the Tender Offer is expected to commence on May 19, 2011 and expire on June 17, 2011.

Gerako Oy, holding approximately 38 percent of the shares and 38 percent of the votes in Tekla, has given an irrevocable and unconditional undertaking to accept the Tender Offer. Ari Kohonen, the chief executive officer and a board member of Tekla, is the chairman of the board of Gerako Oy. For the sake of good order, Trimble has agreed to restrictions on transfer of any shares acquired from Gerako Oy pursuant to the irrevocable undertaking for a fixed period following acquisition. In addition, shareholders representing in the aggregate approximately 23.4 percent of the Company’s shares and votes have confirmed their support for the Offer and undertaken to tender their shares in the Offer (unless a higher offer is available).

The intention of Trimble Finland is to acquire all the Shares in Tekla. Should Trimble Finland obtain more than 90 percent of the Shares and voting rights in Tekla, it intends to initiate compulsory acquisition proceedings, under the relevant provisions of the Finnish Companies Act, in order to acquire title to all the shares in Tekla. Trimble Finland intends to apply for the delisting of the Shares from NASDAQ OMX Helsinki as soon as the prerequisites for the delisting exist.

Use of Non-GAAP Financial Information

Trimble supplements reported financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. Our management regularly uses non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Additional financial information about our use of non-GAAP results and the items excluded from non-GAAP measures can be found on the investor relations page of our Web site at http://investor.trimble.com.

Advisers

Lazard acts as the financial adviser to Trimble and Nordea coordinates the acceptance procedure. Hannes Snellman Attorneys Ltd acts as the legal adviser to Trimble in Finland and Weil, Gotshal & Manges LLP in the United States. Borenius & Kemppinen Oy acts as legal adviser to Tekla.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on May 9, 2011 at 7:00 a.m. PT to discuss this transaction. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for thirty days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 65963799. The replay will also be available on the Web at the address above.

Tekla Corporation

Tekla Corporation drives the evolution of digital information models with its software, providing a growing competitive advantage to customers in the construction, infrastructure and energy industries. Tekla’s net sales for 2010 were nearly EUR 58 million and operating income was EUR 10 million. International operations accounted for approximately 80 percent of net sales. Tekla has customers in 100 countries, offices in 15 countries and a worldwide partner network. Tekla Group currently employs approximately 500 people, of whom nearly 200 work outside of the headquarters in Finland. Tekla was established in 1966, and is one of the longest-operating Finnish software companies.

Trimble Navigation

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Disclaimer

The Tender Offer is not being made, and the Shares will not be accepted for purchase from or on behalf of persons, directly or indirectly in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated in the Tender Offer Document. This announcement, the Tender Offer Document and related acceptance forms are not and may not be distributed, forwarded or transmitted into or from any jurisdiction where in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction by any means including without limitation mail, facsimile transmission, e-mail, telephone or Internet. In particular, the tender offer is not being made to Australia, the Hong Kong special administrative region of the People’s Republic of China, Canada, Japan, New Zealand, South Africa or the United States.

Safe Harbor

Certain statements made in this press release include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include, among others, expectations for future financial market and economic conditions, the ability to deliver revenue and other financial projections. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to (i) realizing the anticipated benefits of the acquisition of Tekla, (ii) successfully completing the acquisition of Tekla’s shares and the timing of such acquisition, (iii) Trimble’s ability to successfully integrate Tekla’s products and services and (iv) the risks and uncertainties associated with unexpected expenditures or assumed liabilities that may be incurred as a result of the acquisition and retaining key Tekla personnel and customers. Any failure to achieve predicted results could negatively impact Trimble’s revenues, cash flow from operations, and other financial results. Trimble’s financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect Trimble’s position as of the date of this release. Trimble expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in Trimble’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

ANNEX

PRINCIPAL TERMS OF THE TENDER OFFER

The Tender Offer price will be EUR 15.00 per share paid in cash (the price will be adjusted if any dividends or other distributions are made by the Company prior to the completion of the Tender Offer). The offer period for the Tender Offer is expected to commence on May 19, 2011 and expire on June 17, 2011.

The completion of the Tender Offer through purchase of outstanding shares in Tekla by Trimble Finland will be subject to satisfaction of each of the following conditions:

(a)	the valid tender of outstanding shares representing more than 90 percent of the issued and outstanding shares and votes of the Company on a fully diluted basis;

(b)	the receipt of necessary regulatory, permits and consents, including competition clearances, and that any conditions set in them are not materially adverse to the Offeror or the Company or to the consummation of the Tender Offer;

(c)	no event, circumstance or change having occurred after the Launch Date that would result in or constitute, or can reasonably expected to result in a Material Adverse Change (as defined in the Tender Offer Document);

(d)	no decision to distribute dividends or other funds to its shareholders has been taken by the Company after this announcement of the Tender Offer on May 9, 2011 (other than a distribution of up to EUR 18,000,000.00 in the aggregate (or EUR 0.80 per share) based on the authorization of the Company’s annual general meeting held on April 6, 2011 or as otherwise agreed to by the Offeror);

(e)	no order or regulatory action by a court or regulatory authority preventing, postponing or materially challenging the completion of the Tender Offer or the exercise of the rights of ownership of outstanding shares by the Offeror has been issued;

(f)	the Offeror shall not have received information previously undisclosed to the Offeror that has resulted in or constituted, or would have high probability of resulting in or constituting a Material Adverse Change (as defined in the Tender Offer Document);

(g)	the external financing committed to the Offeror for purchasing the shares pursuant to the Tender Offer is still available to the Offeror in accordance with the terms thereof;

(h)	the Combination Agreement has not been terminated and it is still in force;

(i)	the recommendation of the Board of Directors of Tekla concerning the Tender Offer is in force and has not been amended; and

(j)	no competing offer has been made for the outstanding Shares of the Company.

The Offeror reserves the right to waive any of the above conditions to completion. The detailed terms and conditions of the Tender Offer will be included in the tender offer document which is expected to be available on or before May 19, 2011.